EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Julie MacMedan

THQ/Investor Relations

818/871-5095

Liz Pieri

THQ/Media Relations

818/871-5061

THQ REPORTS RECORD REVENUE AND SIGNIFICANT GROWTH IN NET INCOME

FOR THE FOURTH QUARTER AND FISCAL 2004

Company Raises Fiscal 2005 Guidance to $1.05 - $1.10 from $0.94

CALABASAS HILLS, Calif. – May 5, 2004 - THQ Inc. (NASDAQ: THQI) today announced record revenue and significant net income growth versus the prior year for both the fiscal fourth quarter and full year ended March 31, 2004.  The company also raised guidance by 12% – 17% for fiscal 2005.

Fiscal 2004 fourth quarter net sales increased 84% to $123 million, from $67 million in the same period a year ago, on strong sales of internally developed original property MX Unleashed and robust sales of GBA and catalog product. Net income for the three months ended March 31, 2004 was $5.4 million, or $0.14 per diluted share.  This compares with a net loss of $7.7 million, or $0.20 per share, which included a $0.05 loss per share for a non-cash impairment charge, in the same period a year ago.

For the fiscal year ended March 31, 2004, net sales advanced 37% to a record $641 million from $468 million for the twelve months ended March 31, 2003.  The significant increase was fueled by shipments of more than five million units of Disney/Pixar’s Finding Nemo, more than one million units of Tak and the Power of Juju, more than 3.3 million units of the SpongeBob SquarePants™ franchise and more than 3.6 million units of the WWE™ franchise.

Fiscal 2004 net income was $35.8 million, or $0.92 per diluted share, which included a $0.07 per diluted share benefit from an insurance settlement.  For the twelve months ended March 31, 2003, net income was $2.5 million, or $0.06 per diluted share, which included special charges of $17.7 million or $0.44 per diluted share.  The strong profit growth reflected operating leverage on significantly higher net sales levels and increased gross margins.

“Solid execution drove THQ’s outstanding fiscal 2004 results,” said Brian Farrell, THQ’s president and CEO.  “We raised product quality across the board and delivered market leading performance with our proven franchises: Disney/Pixar, Nickelodeon and the WWE; launched a new original property, Tak, which we will sequel in fiscal 2005; and achieved better-than-anticipated sales of internally developed MX Unleashed.  In addition, THQ’s fiscal 2004 investments in core gamer content, development studios and our wireless business have positioned the company for continued growth in fiscal 2005 as well as leadership on the next generation of consoles.”

Recent Developments:

•                  Global shipments of Disney/Pixar’s Finding Nemo surpassed five million units

•                  THQ’s new franchise Tak and the Power of Juju, developed in collaboration with Nickelodeon, shipped in excess of one million units

•                  THQ achieved the #2 independent and #4 overall videogame software publisher ranking with a 6.3% share for the quarter ended March 31, 2004, according to The NPD Group

•                  THQ acquired leading PC development studio, Relic Entertainment, bolstering its internal studio resources to eight studios and 17 development teams

•                  THQ Wireless™ reached agreements with the National Football League (NFL), PLAYERS, INC, (NFL Players), National Hockey League (NHL) and National Hockey League Players’ Association (NHLPA), to develop mobile content for wireless devices

THQ Increases Guidance for Fiscal 2005

THQ also announced that it raised guidance for the fiscal year ending March 31, 2005, due primarily to continued strong catalog sales and additions to the product plan.  The company now expects net sales of approximately $680 million and earnings of approximately $1.05 - $1.10 per diluted share, up from previous guidance of net sales of $655 million and earnings per diluted share of $0.94.

“Given the normal seasonal pattern of our business, we expect THQ’s fiscal 2005 net sales and earnings to be driven by fiscal third and fourth quarter results. With perennial holiday favorites such as WWE SmackDown!, games based on three of the most anticipated movies of holiday 2004: The Incredibles, The SpongeBob SquarePants Movie and The Polar Express; and several exciting new original properties slated for the fall and winter seasons, we anticipate the best  second-half product lineup in company history,” said Farrell.

Consistent with its proven strategy, THQ expects to derive approximately two-thirds of its fiscal 2005 revenues from leading franchises, including Disney/Pixar, The WWE, Nickelodeon, Sega and Warner Bros.  In addition, the company plans to launch new original properties and core gamer titles such as Full Spectrum Warrior™, S.T.A.L.K.E.R.: Shadow of Chernobyl, Warhammer® 40,000:Dawn of War™, The Punisher™ and Destroy All Humans!™, during fiscal 2005.

For the first fiscal quarter ending June 30, 2004, THQ plans to launch Full Spectrum Warrior for Xbox™ and Sonic Advance 3 for Game Boy® Advance.  The company currently expects net sales of approximately $85 million and a net loss of approximately $0.10 per share for the June 30, 2004 quarter.  In comparison, for the quarter ended June 30, 2003, THQ launched six SKUs of the blockbuster title Finding Nemo and a significant number of additional product SKUs and reported net sales of $98 million and a net loss of $0.09 per share.

Investor Conference Call

THQ will host a conference call to discuss fiscal fourth quarter results today at 5:00 p.m. Eastern/2:00 p.m. Pacific. Please dial (800) 901-5247 or (617) 786-4501 to listen to the call or visit the THQ Inc. Investor Relations Home page at www.thq.com.  The online archive of the broadcast will be available approximately two hours after the live call ends.  In addition, a telephonic replay of the conference call will be provided approximately two hours after the live call ends through May 7, 2004 by dialing (888) 286-8010 access code 88293667.

THQ (NASDAQ: THQI) is a leading independent publisher of interactive entertainment software worldwide.  The company develops its products for all popular game systems including the PlayStation® 2 computer entertainment system from Sony Computer Entertainment, the Xbox™ videogame system from Microsoft, Nintendo® GameCube™ and Game Boy® Advance, personal computers as well as wireless devices.   The THQ Web site is located at www.thq.com.  The THQ Wireless site is located at www.thqwireless.com. THQ is a registered trademark of THQ Inc.

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the company’s expectations for revenue and earnings per share for the quarter ending June 30, 2004 and the fiscal year ending March 31, 2005, including the seasonality and mix of proven and new titles, and the anticipated domestic and international release dates for the titles mentioned above.  These statements are based on current expectations, estimates and projections about THQ’s business based, in part, on assumptions made by its management.  These statements are not guarantees of THQ’s future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, those described above and the following: changes in demand for THQ’s products, including the original content and licensed content games referenced herein, product mix, the timing of product development, customer orders and deliveries and the impact of competitive products.  In addition, such statements could be affected by growth rates and market conditions relating to the interactive software industry and general domestic and international economic conditions.  Specific information concerning these and other such factors is contained in the company’s transition report on Form 10-KT for the period ended March 31, 2003.  A copy of this filing may be obtained by contacting THQ or the SEC.  The forward-looking statements contained herein speak only as of the date on which they are made, and THQ does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

# # #

(Tables Follow)

THQ Inc.

Fourth Quarter Earnings Announcement 2004

Consolidated Statements of Operations

(In thousands, except per share data)

Table 1

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2004	2003	2004	2003
Net sales	$123,135	$66,800	$640,846	$467,647

Costs and expenses:
Cost of sales	47,630	26,378	229,218	178,291
License amortization and royalties	12,317	5,576	71,132	38,988
Software development amortization	16,767	12,018	105,632	84,916
Product development	9,414	8,898	36,850	33,237
Selling and marketing	17,837	14,294	92,475	70,978
Payment to venture partner	858	644	9,675	9,218
General and administrative	11,371	8,443	47,006	40,088
Total costs and expenses	116,194	76,251	591,988	455,716
Income (loss) from operations	6,941	(9,451)	48,858	11,931
Interest income, net	784	878	2,378	4,833
Other income (expenses)	—	(2,403)	4,000	(12,409)
Income (loss) before income taxes	7,725	(10,976)	55,236	4,355
Income taxes	2,294	(3,290)	19,397	1,812
Net income (loss)	$5,431	$(7,686)	$35,839	$2,543
Net income (loss) per share – diluted	$.14	$(.20)	$.92	$.06
Shares used in per share calculation – diluted	39,007	38,319	39,004	40,552

The above table is derived from our Consolidated Statements of Operations in accordance with U.S. Generally Accepted Accounting Principles.

Certain reclassifications have been made to the prior year’s consolidated financial statements to conform to current period consolidated financial statements.

Reconciliation of Net Income (Loss) to Non-GAAP Net Income (Loss)

(In thousands, except per share data)

Table 2

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2004	2003	2004	2003
Net income (loss)	$5,431	$(7,686)	$35,839	$2,543

Settlement of dispute with directors’ and officers’ insurance carrier	—	—	(4,000)	—
“WWF” Inventory and software development write-down	—	—	—	1,648
Discontinued product development	—	—	—	11,958
Settlement of class action lawsuit	—	—	—	7,000
Discontinuation of Network Interactive Sports
online joint venture	—	—	—	3,006
Yuke’s investment write-down	—	1,847	1,847
Income taxes	—	—	1,440	(7,728)

Non-GAAP net income (loss)	$5,431	$(5,839)	$33,279	$20,274
Non-GAAP net income (loss) per share - diluted	$.14	$(.15)	$.85	$.50
Shares used in per share calculation – diluted	39,007	38,319	39,004	40,552

The reconciliation of U.S. GAAP net income (loss) to Non-GAAP net income (loss) excluding the settlement with the directors’ and officers’ insurance carrier in the fiscal year 2004 is shown above in the financial tables.  The discontinued product development write-down, Yuke’s write-down due to decline in market value, settlement of class action lawsuit, non-cash charge for the discontinuation of the NIS on-line joint venture, and the inventory write-off for “WWF” branded games in the fiscal year 2003 are also detailed above.  We have excluded these items in Non-GAAP net income (loss) because they are considered “non-operational” in nature.  Non-GAAP net income (loss) excluding these items is not recognized as a measure for financial statement presentation under U.S. GAAP.  However, management believes that this information is useful for investors in evaluating our operational performance and for facilitating meaningful comparison to prior periods.

THQ Inc.

Fourth Quarter Earnings Announcement 2004

Table 3

	(In thousands) Balance Sheets
	March 31, 2004	March 31, 2003

ASSETS
Cash, cash equivalents and short-term investments	$253,039	$216,011
Accounts receivable – net	59,088	35,976
Inventory	22,303	24,339
Licenses	13,172	15,330
Software development	39,997	54,824
Income taxes receivable	—	1,116
Prepaid expenses and other current assets	9,451	11,316
Total current assets	397,050	358,912
Property and equipment, net	17,468	16,408
Licenses – net of current portion	9,068	20,053
Software development – net of current portion	9,798	2,640
Deferred income taxes	560	8,346
Goodwill – net	59,399	58,609
Long-term marketable securities	24,320	—
Other long term assets – net	9,488	7,981
Total assets	$527,151	$472,949

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$22,147	$21,001
Accrued expenses	23,107	20,766
Accrued royalties	41,305	22,893
Income taxes payable	216	—
Deferred income taxes	642	7,353
Total current liabilities	87,417	72,013
Accrued royalties – net of current portion	1,142	4,523

Common stock	382	380
Additional paid-in capital	304,860	305,328
Accumulated other comprehensive income	8,302	1,496
Retained earnings	125,048	89,209
Total stockholders’ equity	438,592	396,413
Total liabilities and stockholders’ equity	$527,151	$472,949

THQ Inc.
Supplementary Tables

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2004	2003	2004	2003
Platform Revenue Mix

PlayStation 2	38.7%	37.1%	38.7%	39.2%
PlayStation	2.0	10.1	2.3	7.3
Game Boy Advance	26.0	26.7	25.3	23.2
Game Boy Color	—	2.1	0.3	4.4
Game Cube	9.7	5.3	9.5	11.0
Xbox	9.7	1.8	11.1	4.0
PC	11.7	15.4	11.7	10.6
Wireless	1.5	(.1)	1.1	0.4
Other	0.7	1.6	0.0	(0.1)
	100.0%	100.0%	100.0%	100.0%

Geographic Revenue Mix

Domestic	67.1%	84.8%	70.7%	76.6%
Foreign	32.9	15.2	29.3	23.4
	100.0%	100.0%	100.0%	100.0%